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Exhibit 10.1.1

FOURTH AMENDMENT TO THE
TRAMMELL CROW COMPANY
EMPLOYEE STOCK PURCHASE PLAN

        THIS FOURTH AMENDMENT is effective as set forth below and is made by the Trammell Crow Company, a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company has previously established the Trammell Crow Company Employee Stock Purchase Plan effective March 1, 1998, as subsequently amended, (the "Plan") for the benefit of eligible employees;

        WHEREAS, the Company has established a benefits committee (the "Benefits Committee") to administer certain plans maintained by the Company;

        WHEREAS, the Benefits Committee is responsible for the administration of the Plan;

        WHEREAS, pursuant to paragraph 15 of the Plan, the Benefits Committee has the right to make certain amendments to the Plan;

        WHEREAS, the Benefits Committee desires to clarify the circumstances under which foreign subsidiaries may participate in the Plan;

        WHEREAS, the Benefits Committee desires to revise the waiting period for employees to become eligible to participate in the Plan;

        WHEREAS, the Benefits Committee desires to change the offering periods from periods beginning on the first day of the first payroll period beginning on or after January 1 and July 1 of each calendar year and ending respectively on the last day of the first payroll period ending on or after June 30 and December 31 of each calendar year to periods beginning on the first day of the first payroll period beginning on or after January 1 and July 1 of each calendar year and ending respectively on June 30 and December 31 of each calendar year;

        WHEREAS, the Benefits Committee desires to change, the maximum number of shares that may be subject to an option during each offering period from 700 to 2,500; and

        WHEREAS, the Benefits Committee desires to clarify the Plan to provide that all funds remaining in a participant's account at the end of an offering period will be returned to the participant, except to the extent that the remaining funds are insufficient to purchase a whole share of stock.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     Paragraph 3 is hereby amended in its entirety, effective July 1, 2000, to read as follows:

          3.     Participating Companies. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")) that is eligible by law to participate in the Plan shall be a "Participating Company" during the period that such corporation is such a parent or subsidiary corporation; provided, however, that the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company's Plan participation; provided, further however, that effective July 1, 2000, any foreign parent or subsidiary corporation of the Company, with the exception of the Company's Canadian subsidiary or subsidiaries, shall be eligible to participate in the Plan only upon approval of the Board of Directors or the Benefits Committee. The Company's Canadian subsidiary or subsidiaries are eligible to participate in the Plan subject to the termination of such participation by the Board of Directors or the Benefits Committee. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.

        2.     Paragraph 4 is hereby amended in its entirety, effective January 1, 2000, to read as follows:

          4.     Eligibility. All employees of the Company and the Participating Companies who are employed by the Company or any Participating Company (including any predecessor entity) for the applicable "service period" (defined below in paragraph 4) as of the applicable "date of grant" (defined below in this paragraph 6) and who are customarily employed at least 20 hours per week and at least five months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code) ("Eligible Employee"). "Service period" means the period of service (including any authorized leave of absence meeting the requirements of Treasury Regulation § 1.421-7(h)(2)) that an employee of the Company or a Participating Company must complete to be eligible to begin participating in the Plan. Prior to January 1, 2000, the applicable service period is 90 days. Effective January 1, 2000 the applicable service period is 60 days. Effective January 1, 2001 the applicable service period is 0 days. Notwithstanding the foregoing, any newly hired employee or group of employees, if designated by the Committee, shall be awarded credit for the applicable service period and shall become an Eligible Employee at such time as the other eligibility requirements of this paragraph 4 are satisfied for the applicable employee.

        3.     Paragraph 6(a) is hereby amended in its entirety, effective January 1, 2000, to read as follows:

          6.     Grant of Options. (a) General Statement; "Date of Grant"; "Option Period"; "Date Of Exercise". Upon the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on the first day of the first payroll period beginning on or after March 1, 1998 and July 1, 1998, and thereafter, on the first day of the first payroll period beginning on or after the first day of January and July of each subsequent year (each of which dates is herein referred to as a "date of grant"). The term of each option granted on the first day of the first payroll period beginning on or after March 1, 1998 shall be for a period of approximately four (4) months, ending on the last day of the last payroll period ending on or immediately after June 30, 1998, and the term of each option granted thereafter shall be for a period of approximately six (6) months ending on the last day of the payroll period ending on or immediately after June 30 or December 31 as the case may be, provided, however, that effective January 1, 2000 each option period shall consist of the approximately six (6)-month period ending on June 30 or December 31 (each such four (4)-month and six (6)-month period is herein referred to as an "option period"). The last day of each option period is herein referred to as a "date of exercise." The number of shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) and the payments made by such participant pursuant to subparagraph 6(f) during the option period and any amount carried forward from the preceding option period pursuant to subparagraph 7(a), divided by the "option price" (defined in subparagraph 7(b)) of the Stock, excluding all fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed 700 (subject to adjustment as provided in paragraph 12) and effective July 1, 2000 the maximum number of shares that may be subject to any option may not exceed 2,500 (subject to adjustment as provided in paragraph 12).

        4.     Paragraph 7(a) is hereby amended in its entirety, effective January 1, 2000, to read as follows:

          (a)   General Statement. Each Eligible Employee who is a participant in the Plan, automatically and without any act on his part, shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the "option price" (as defined in subparagraph 7(b)) whole shares of Stock. Effective January 1, 2000, any balance remaining in his account after payment of the purchase price of those whole shares shall be returned to the Eligible Employee except to the extent that the remaining balance is insufficient to purchase a whole share of Stock under the Plan.

        NOW, THEREFORE, be it further provided that, except as stated above, the Plan shall continue to read in its current state.

        IN WITNESS WHEREOF, this Fourth Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

TRAMMELL CROW COMPANY, a Delaware corporation
By:	/s/ ROBERT A. JAMES
Name:	Robert A. James
Title:	Executive Vice President
Dated:	May 21, 2001

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  Exhibit 10.1.1
FOURTH AMENDMENT TO THE TRAMMELL CROW COMPANY EMPLOYEE STOCK PURCHASE PLAN